Exhibit 99.1

Experience Investment Corp. Announces Pricing of $250,000,000 Initial Public Offering

Denver, Colorado, Sept. 12, 2019 (GLOBE NEWSWIRE) — Experience Investment Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “EXPCU” beginning September 13, 2019. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “EXPC” and “EXPCW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on target businesses in the travel and leisure industry, including businesses related to travel and leisure.

Deutsche Bank Securities, Citigroup and J.P. Morgan are serving as book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Prospectus Group, 60 Wall Street, New York, NY 10005; telephone: (800) 503-4611; email: prospectus.CPDG@db.com; Citigroup, Attention: Broadridge Financial Solutions,1155 Long Island Avenue, Edgewood, NY 11717, or calling: 800-831-9146; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on September 12, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Maureen Richardson, River Communications

914-686-5599

mrichardson@riverinc.com